As filed with the Securities and Exchange Commission on July 19, 2016

Registration No. 333-207945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arc Logistics Partners LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

725 Fifth Avenue, 19th Floor

New York, NY 10022

(212) 993-1290

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven C. Schnitzer

725 Fifth Avenue, 19th Floor

New York, NY 10022

(212) 993-1290

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael Swidler

Brenda Lenahan

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Tel: (212) 237-0000

Fax: (212) 237-0100

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post Effective Amendment”) relates to the Registration Statement of Arc Logistics Partners LP (the “Partnership”) on Form S-3 (File No. 333-207945) filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2015 and declared effective by the SEC on January 8, 2016 (the “Registration Statement”), pursuant to which the Partnership registered the resale from time to time of up to 1,745,669 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units were registered to permit resale of the Common Units by selling unitholders, as named in the Registration Statement, who acquired the Common Units in connection with the Partnership’s acquisition, through its wholly-owned subsidiary Arc Terminals Holdings LLC, of all of the limited liability company interests of UET Midstream, LLC.

The Partnership seeks to deregister all Common Units that remain unsold under the Registration Statement as of the date hereof because it no longer has an obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the selling unitholders. Accordingly, the Partnership is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Partnership in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, remove from registration any and all Common Units registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 19, 2016.

ARC LOGISTICS PARTNERS LP

By:	ARC LOGISTICS GP LLC,
its General Partner

By:	/s/ Bradley K. Oswald
Bradley K. Oswald
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer, Chairman and Director	July 19, 2016
Vincent T. Cubbage	(Principal Executive Officer)

/s/ Bradley K. Oswald	Senior Vice President, Chief Financial Officer and	July 19, 2016
Bradley K. Oswald	Treasurer (Principal Financial Officer)

*	Vice President and Chief Accounting Officer	July 19, 2016
Stephen J. Pilatzke	(Principal Accounting Officer)

*
Jeffrey R. Armstrong	Director	July 19, 2016

*
Daniel R. Castagnola	Director	July 19, 2016

*
Edward P. Russell	Director	July 19, 2016

*
Eric J. Scheyer	Director	July 19, 2016

*
Sidney L. Tassin	Director	July 19, 2016

*
Gary G. White	Director	July 19, 2016

*
Barry L. Zubrow	Director	July 19, 2016

*By:	/s/ Bradley K. Oswald
Bradley K. Oswald
Attorney-in-fact